Exhibit (i)(2)

                     [Letterhead of Dechert Price & Rhoads]

                                 April 27, 2000

Neuberger Berman Advisers Management Trust
605 Third Avenue
New York, New York 10158

            Re:   Neuberger Berman Advisers Management Trust
                  (File Nos. 2-88566 and 811-4255)

Ladies and Gentlemen:

           We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 32 to the Registration Statement of Neuberger Berman Advisers Management Trust, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                        Very truly yours,


                                        Dechert Price & Rhoads